EXHIBIT 21.1

Subsidiaries

Name of Subsidiary	Jurisdiction

Heat Biologics I, Inc.	Delaware
Heat Biologics III, Inc.	Delaware
Heat Biologics IV, Inc.	Delaware
Heat Biologics GmbH	Germany